AMERICAN UNITED LIFE INSURANCE COMPANY(R)
                               One American Square
                             Indianapolis, IN 46206



                          ENHANCED DEATH BENEFIT RIDER


          This Rider is made part of the Contract to which it is attached and is effective on the Contract Date of the Contract. The benefits of this Rider will cease upon termination of the Contract.

Benefit

The Death Proceeds Provision of the Contract is amended to read:

     Death Proceeds - The Death Proceeds under this Contract are the greatest of:

     1.   The Account Value less any outstanding loan and accrued loan interest;

     2. The total Premiums paid less an adjustment for prior withdrawals, including any Withdrawal Charges, less any outstanding loan and accrued loan interest;

     3. The greatest Account Value on any Contract Anniversary prior to the Owner's 86th birthday, less an adjustment for prior withdrawals, including any Withdrawal Charges, less any outstanding loan and accrued loan interest, plus Premiums received after the Contract Anniversary.


     Charge for the Rider

     The charge for this Rider is shown on the Rider Specifications Page. Charges cease upon termination of this Rider.

     This Rider will not change, waive or extend any part of the Contract other than as stated herein.

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Signed for American United Life Insurance Company(R) by,




                    /s/ Thomas M. Zurek

                          Secretary

LR-195                                                                     05-07